Exhibit 10.2.4

AMENDMENT NUMBER THREE TO

EMPLOYMENT AGREEMENT

This Amendment Number Three to Employment Agreement (this “Amendment”) between Gogo Business Aviation LLC (the “Company”) and Marguerite Elias (“Executive”) is dated as of March 25, 2022.

WHEREAS, the Company and Executive have heretofore entered into an Employment Agreement dated as of January 1, 2008, as amended by Amendment Number One thereto dated as of January 1, 2009 and Amendment Number Two thereto dated as of November 30, 2017 (the “Agreement”);

WHEREAS, in connection with the consummation of Gogo Inc.’s sale of Gogo LLC (f/k/a Aircell LLC) to Intelsat Jackson Holdings S.A. on December 1, 2020, the Company assumed the Agreement;

WHEREAS, the Company and Executive desire to amend the Agreement to add a Transition Term (as defined hereinafter), among other things; and

WHEREAS, the Agreement as modified by this Amendment supersedes and replaces all other agreements, whether oral or written, related to the terms of Executive’s employment with the Company with respect to the subject matter hereof, with the exception of that certain Change in Control Severance Agreement, as amended to date (the “Change in Control Agreement”), between Executive and Gogo Inc. (“Parent”), which shall remain in effect as modified by this Amendment.

NOW, THEREFORE, pursuant to Section 17 of the Agreement, the Agreement is hereby amended as follows, effective as of March 25, 2022:

1.
Section 2 of the Agreement is hereby amended by adding the following sentences at the end of the provision:

Notwithstanding the foregoing, during the Transition Term (as defined below), Executive’s duties shall be modified such that Executive shall perform such duties as may be requested from time to time by the Company’s Chief Executive Officer or Parent’s Board of Directors, including (i) related to Executive’s role as Executive Vice President, General Counsel and Secretary and (ii) assisting the Company in identifying a successor for Executive’s role at the Company and in the Company’s hiring of such successor. In addition, the Company anticipates that during the Transition Term, Executive’s principal place of employment shall remain Chicago, Illinois. Executive cannot relocate without the prior written approval of the Company’s Chief Executive Officer, provided, that Executive may work remotely, subject to required business travel to the Company’s offices in Chicago, Illinois or Broomfield, Colorado, as requested by the Company’s Chief Executive Officer.

2.
Section 8(f) of the Agreement is hereby deleted in its entirety and is replaced with the following:

(f) Resignation for Good Reason. Executive may terminate her employment under this Agreement immediately upon a showing of “Good Reason,” which for purposes of this Agreement shall mean (i) a reduction by the Company in Executive’s Base Salary; (ii) (A) prior to the time that the Company hires a successor for Executive’s role at the Company, a material diminution of Executive’s duties or responsibilities such that such duties and responsibilities, when viewed in the aggregate, are not at least commensurate with those duties and responsibilities normally associated with and appropriate to her position or (B) Executive ceasing to be a direct report to the Chief Executive Officer of the Company; (iii) the relocation of Executive’s principal place of employment to a geographic location more than fifty (50) miles from the Company’s office in Chicago, Illinois; or (iv) any material breach by the Company of its obligations to Executive hereunder. In the event that Executive believes that circumstances constituting “Good Reason” have occurred and Executive wishes to terminate her employment as a result of such occurrence, Executive must provide the Company written notice within thirty (30) days from the initial existence of the occurrence. If within thirty (30) days following the Company’s receipt of such notice it corrects the circumstances constituting “Good Reason,” then Executive shall not be entitled to terminate her employment under this Section 8(f) as a result of such circumstances. Furthermore, Executive shall not be entitled to terminate her employment under this Section 8(f) as a result of any circumstances constituting “Good Reason” unless her resignation occurs within thirty (30) days following the expiration of the Company’s cure period;

3.
Section 8 of the Agreement is hereby amended by adding the following new subparagraph (g):

(g) Transition Term. The Company and Executive agree that as of the later of (i) September 30, 2022 or (ii) the date that is six (6) months after the date Executive began co-working with a suitable successor for Executive’s role at the Company, Executive’s employment with the Company shall automatically end; provided, that Executive has remained continuously employed with the Company from the date hereof through such date (the “Transition Term”).

4.
Section 9(a) of the Agreement is hereby deleted in its entirety and is replaced with the following:

(a) Termination by the Company Without Cause, Resignation for Good Reason or the End of Transition Term. If Executive is terminated under Section 8(a), resigns for Good Reason under Section 8(f) or if Executive’s employment terminates as a result of the end of the Transition Term under Section 8(g), and following the execution (and expiration of any revocation period), not later than forty-five (45) days following the termination date, of a separation agreement containing a general release of all claims against Parent, the Company and its Affiliates (the “Release”), the Company shall pay Executive an amount equal to twelve (12) months of Executive’s then-current Base Salary, payable in installments as set forth hereinafter (each such payment a “Severance Payment”). The Severance Payment shall be payable in installments, by direct deposit, in accordance with the Company’s normal payroll practices. The first installment of the Severance Payment shall be made on the first payroll date after the execution (and expiration of any revocation period) of such separation agreement or, if the forty-five (45)-day period following the termination date spans two calendar years and the Severance Payment is subject to Section 409A of the Internal Revenue Code, after such forty-five (45)-day period, and shall include all installments of the Severance Payment that would have been paid if the Release had been fully effective on the termination date. In addition, during the twelve (12) months following termination, should Executive timely elect to continue coverage pursuant to COBRA, the Company agrees to reimburse Executive for the COBRA premiums due to maintain health insurance coverage that is substantially equivalent to that which she received immediately prior to

Executive’s termination. The Company shall also (i) pay Executive (A) any salary earned but unpaid prior to termination and all accrued but unused personal time, (B) any business expenses incurred but not reimbursed as of the date of termination ((A) and (B) together, the “Accrued Benefits”) and (C) any award under the annual bonus program referred to in Section 3(a) that has been approved by the Company’s Chief Executive Officer and Parent’s Board of Directors but not paid prior to termination and (ii) solely to the extent Executive’s employment terminates (A) during the Transition Term as a result of Executive’s termination by the Company without Cause under Section 8(a) or Executive’s resignation for Good Reason under Section 8(f) or (B) as a result of the end of the Transition Term under Section 8(g), (x) ensure Executive is eligible to receive an award under the annual bonus program referred to in Section 3(a), pro-rated based on the number of days that Executive was employed during the calendar year in which Executive terminates from the Company and paid based on actual performance as determined by the Compensation Committee, to be paid at the same time as other executives, (y) cause all outstanding unvested options to purchase common stock in Parent and restricted stock and restricted stock units granted under Parent’s equity plans at least six (6) months prior to the date of Executive’s termination of employment to fully vest upon Executive’s termination of employment (provided that if the approval of any such grant is contingent upon shareholder approval that was subsequently obtained, the six (6) month period shall be measured from the date that the grant was originally approved) and (z) cause all vested stock options to purchase common stock in Parent (after giving effect to (y)) to remain exercisable through the earlier of (A) the original option term or (B) December 1, 2025; provided, however, that the exercise period of such options shall in no event be shorter than the post-termination exercise period provided for in the applicable equity award agreement. All benefits provided under this Section 9(a), except for the Accrued Benefits, shall be subject to Executive’s execution and non-revocation of the Release.

5.
Section 9(c) of the Agreement is hereby deleted in its entirety and is replaced with the following:

(c) Survival of Obligations. Executive’s obligations pursuant to Sections 4, 5 and 20 shall survive the expiration of the term of Executive’s employment under this Agreement or any early termination thereof.

6.
Section 9 of the Agreement is hereby amended by adding the following new subparagraph (e):

(e) Other Benefits. In the event that Executive becomes entitled to either the benefits set forth in this Agreement or those set forth in the Change in Control Agreement, Executive shall be entitled to the “better of” the two arrangements, which, for the avoidance of doubt, shall ensure that Executive shall receive (i) except as otherwise provided herein, the severance benefits set forth in the Change in Control Agreement upon resignation at the end of the Transition Term if the end of the Transition Term occurs during the covered period of the Change in Control Agreement and (ii) treatment of awards under Parent’s equity plans upon a termination following a Change in Control that shall be no worse than the treatment of such awards that is set forth in this Agreement.

7.
The Agreement is hereby amended by renumbering Section 20, and all references thereto, as Section 21 and by adding the following new Section 20, to read as follows:

20. Cooperation. With accommodation to Executive’s business or personal schedule, Executive shall make herself available for a period of twelve (12) months following the date of Executive’s termination of employment to consult with the Company or its Affiliates regarding business matters of the Company or its Affiliates in which Executive has expertise or was previously involved. The Company shall reimburse Executive for any reasonable expenses (subject to prior approval) and provide a per diem rate of $2,288 (Executive’s current base salary and target annual bonus divided by 260 (the number of weekdays in a calendar year)); provided, that, notwithstanding the foregoing, the Company and Executive shall use their reasonable best efforts to ensure that the level of Executive’s services during the aforementioned cooperation period is consistent with the intent that Executive’s termination of employment constitutes a “separation from service” (within the meaning of Section 409A of the Code).

8.
Except as amended by this Amendment, the Agreement remains in full force and effect.

Signature Page Follows

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer and Executive has executed this instrument as of this 25th day of March, 2022.

Gogo Business Aviation LLC

By: /s/ Oakleigh Thorne

Name: Oakleigh Thorne

Title: Chief Executive Officer

Executive:

/s/ Marguerite M. Elias